EXHIBIT 10.22

WEBSITE ASSET PURCHASE AND MANAGEMENT AGREEMENT

This Website Asset Purchase and Management Agreement (the “Agreement”) is made effective on this July 1, 2014, by and between Thomas Dale Wakefield, Eagle Empire LLC, of 317 Hunters Creek, Mesquite, TX 75150 (the “Seller”), and Bright Mountain, LLC of 6400 Congress Avenue, Boca Raton, FL 33487 (the “Buyer”).

WEBSITE SALE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller’s rights, title and interest in and to the Internet Domain Names, PopularMilitary.com and MilitaryNewsNetwork.com and all of their respective contents (the “Websites”), and any other rights associated with the Websites, including, without limitation, any intellectual property rights, all related domains, logos, customer lists, email lists, passwords, usernames, and trade names; and all the three (3) related social media accounts of  the Website-brand published at https://www.facebook.com/militarynetwork, www.twitter.com/popularmilitary and https://www.youtube.com/user/MilitaryNewsNetwork at closing.

PAYMENT TERMS

In consideration for the sale of the Websites the Buyer agrees to pay the Seller the amount of One Hundred Thousand Dollars (US $100,000.00) at the July 1, 2014 closing.  Buyer shall deliver payment to Seller via wire transfer.

SELLER’S OBLIGATIONS

Seller agrees to advise and train the buyer on anything related to the websites, PopularMilitary.com and MilitaryNewsNetwork.com, for up to 2 hours a week during the months of July and August 2014 at a mutually acceptable time.

REPRESENTATIONS AND WARRANTIES BY THE SELLER

a) The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b) The Seller has the exclusive ownership of the Website and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Websites or any of the website’s content.

c) The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

INDEMNITY

The Seller shall indemnify and hold harmless the Buyer against all damages, losses or liabilities which may arise with respect to the Websites or its use, operation or content until 60 days after closing.

ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Purchaser and take any and all actions necessary to transfer and perfect the ownership of the Website Registration and Hosting from Seller to Buyer, including providing all necessary passwords and usernames on the closing date and thereafter.

REVENUE HISTORY

The approximate total revenue for 2013 was $5,953.00.

NON COMPETE

Seller agrees not to compete with Bright Mountain, LLC with any website similar to PopularMilitary.com and MilitaryNewsNetwork.com.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by mail, e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 1st day of July, 2014.

Seller:	Thomas D. Wakefield, Eagle Empire, LLC

By:	/s/ Thomas D. Wakefield

Buyer:	Bright Mountain, LLC

By:	/s/ W. Kip Speyer